Exhibit 10.9

LANDAMERICA FINANCIAL GROUP, INC.

AMENDMENT TO CASH UNIT AGREEMENTS

AND RESTRICTED STOCK AGREEMENTS

This Amendment dated this      day of                     , 2006, is made to the Agreements listed on Exhibit A (the “Agreements”) between LandAmerica Financial Group, Inc. (the “Company”) and                      (the “Executive”).

The Company and the Executive agree to amend each of the Agreements as follows:

1. Paragraph 3 of each Restricted Stock Agreement is hereby deleted and each Restricted Stock Agreement is hereby amended to include the following:

3.	Death; Disability; Retirement; Termination of Employment. The shares of Restricted Stock not yet vested shall become 100% vested and transferable in the event that the Officer dies or becomes permanently and totally disabled (within the meaning of Section 22(e)(3) of the Code) while employed by the Company or an Affiliate during the Restricted Period. In the event that the Officer retires from employment with the Company during the Restricted Period, but after age 55, or in any other circumstance approved by the Committee in its sole discretion, the shares of Restricted Stock shall become 100% vested and transferable. In all events other than those previously addressed in this paragraph, if the Officer ceases to be an employee of the Company or an Affiliate, the Officer shall be vested only as to that percentage of shares of Restricted Stock which are vested at the time of the termination of his employment and the Officer shall forfeit the right to the shares of Restricted Stock which are not yet vested.

2. Paragraph 3 of each Cash Unit Agreement is hereby deleted and each Cash Unit Agreement is hereby amended to include the following:

3.	Death; Disability; Retirement; Termination of Employment. The Cash Units not yet vested shall become 100% vested in the event that the Participant dies or becomes permanently and totally disabled (within the meaning of Section 22(e)(3) of the Code) while employed by the Company or an Affiliate. In the event that the Participant retires from employment with the Company prior to becoming 100% vested, but after age 55, or in any other circumstance approved by the Committee in its sole discretion, the Cash Units shall become 100% vested. In all events other than those previously addressed in this paragraph, if the Participant ceases to be an employee of the Company or an Affiliate, the Participant shall be vested only as to that percentage of Cash Units which is vested at the time of the termination of his employment and the Participant shall forfeit the right to payment for Cash Units which is not yet vested.

3. Except as expressly amended hereby, the Agreements shall remain in full force and effect in all respects and are hereby ratified and affirmed.

IN WITNESS WHEREOF, the Company has caused this Amendment to be signed by a duly authorized officer, and Executive has affixed his or her signature hereto.

LANDAMERICA FINANCIAL GROUP, INC.	EXECUTIVE

By:
[EXECUTIVE]

EXHIBIT A TO

LANDAMERICA FINANCIAL GROUP, INC.

AMENDMENT TO CASH UNIT AGREEMENTS

AND RESTRICTED STOCK AGREEMENTS

1.	[2003 Cash Unit Agreement (if applicable)]

2.	[2004 Cash Unit Agreement (if applicable)]

3.	[2005 Cash Unit Agreement (if applicable)]

4.	[2003 Restricted Stock Agreement (if applicable)]

5.	[2004 Restricted Stock Agreement (if applicable)]

6.	[2005 Restricted Stock Agreement (if applicable)]